First Interstate BancSystem, Inc. Announces Dividend

Company Release: July 20, 2017

(Billings, MT) First Interstate BancSystem, Inc.'s (Nasdaq: FIBK) Board of Directors, at a meeting held on July 20, 2017, declared a dividend of $0.24 per common share. The dividend is payable on August 11, 2017 to owners of record as of August 2, 2017.

About First Interstate BancSystem, Inc.
First Interstate BancSystem, Inc. is a financial services holding company, headquartered in Billings, Montana. It is the parent company of First Interstate Bank and Bank of the Cascades.

First Interstate Bank is a community bank with $9.1 billion in assets as of March 31, 2017, delivering financial solutions through 80 locations located throughout Montana, Wyoming, and South Dakota. As a recognized leader in community banking services, First Interstate is guided by strong values, as well as a commitment to delivering long-term organic growth by exceeding client expectations, through its products and exemplary services, and supporting, with leadership and resources, the communities it serves.

Bank of the Cascades became part of the First Interstate BancSystem Inc. family on May 30, 2017. With $3.1 billion in assets, as of March 31, 2017, the Bank focuses on delivering the best in full relationship community banking through 46 branches in Oregon, Idaho and Washington. Similar to First Interstate, the Bank’s strategy focuses on delivering superior financial solutions for the well-being of their clients.

First Interstate BancSystem, Inc.
Margie Morse, +1 406-255-5053
Investor Relations Officer
margie.morse@fib.com